Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made on this 21st day of December 2007, by and between Nature’s Sunshine Products, Inc., a Utah Corporation, having its principal place of business in Provo, Utah (“the Company” or “NSP”) and Stephen M. Bunker (“Executive”).

The Company desires to engage Executive to provide services for NSP and Executive desires to provide such services on the terms and conditions below.

1.             Employment.

1.1           Positions and Duties. Executive will serve as the CFO & Executive Vice President of Finance of the Company, reporting directly to the Chief Executive Officer (“CEO”) of the Company.  In addition, without additional compensation, if requested by the Company, Executive will serve in other officer positions of the Company and its subsidiaries. Executive shall devote his best efforts and substantially all of his business time and services to the Company to perform such duties as may be customarily incident to such position of an enterprise of the size and nature of the Company and as may reasonably be assigned from time to time by the CEO of the Company or the Company, as the case may be.  Executive will render his services hereunder to the Company, shall use his best efforts, judgment and energy in the performance of the duties assigned to him, and shall abide by the Company’s Code of Conduct and any other applicable Company policies, and shall comply with any and all applicable laws, including but not limited to insider trading/reporting requirements and the policies and procedures as may be set forth in the employee handbook, manuals and other materials provided by the Company.

1.2           Place of Performance. Executive shall perform his services hereunder at the Company’s executive offices in Provo, Utah; provided, however, that Executive will be required to travel from time to time as reasonably required for business purposes.

2.             Compensation and Benefits.

2.1           Base Salary. Executive shall receive an annual salary of $200,360.00 paid in accordance with the Company’s payroll practices, as in effect from time to time. Base salary shall be subject to review on at least an annual basis by the CEO. Executive understands that no further compensation will be given for his/her name being used as on officer or shareholder on any corporation, subsidiary or branch.

2.2           Discretionary Bonus.  Executive shall also be eligible to participate in the executive bonus program or any successor program (the “EBP”).  Payment of any bonus under the EBP is in NSP’s sole discretion and such payments will be made in accordance with section 409A.

2.3           Employee Benefits.  Executive will be eligible to participate in retirement/savings, health insurance, term life insurance, long term disability insurance and other employee benefit plans, policies or arrangements maintained by the Company for its employees generally and, at the discretion of the Board, in incentive plans, stock option plans and change in control severance plans maintained by the Company for its executives, if any, subject to the terms and conditions of such plans, policies or arrangements, including but not limited to those benefits outlined in the Employee Handbook.

2.4           Stock Options.  The Company may from time to time grant to Executive options (the “Options”) to purchase shares of NSP common stock pursuant to the price, terms and conditions set forth in the then applicable Stock Option Plan, as amended from time to time, or as otherwise set forth in a Stock Option Agreement.

3.             Indemnification; D&O Insurance. The Company will indemnify Executive for and hold Executive harmless from and against any and all losses, costs, damages or expenses (including attorneys’ fees) arising out of any claim or legal proceeding brought against Executive, relating in any way to services performed by Executive for the Company.  This indemnification provision is intended to be broadly interpreted and to provide for indemnification to the full extent permitted by law.  The Company will maintain directors’ and officers’ liability insurance in amounts and on terms reasonable and customary for similarly situated companies.

4.             Expenses.  In accordance with the Company’s normal policies for expense reimbursement, the Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of Executive’s duties, responsibilities or services under this Agreement, upon presentation of documentation, including expense statements, vouchers and/or such other supporting information as the Company may request.

5.             Termination.  Upon cessation of his employment with the Company, Executive will be entitled only to such compensation and benefits as described in this Section 5.

5.1           Termination without Cause.  If Executive’s employment by the Company is terminated by the Company without Cause (as defined below), Executive will be entitled to:

5.1.1.       payment of all accrued and unpaid base salary through the date of such termination;

5.1.2.       monthly severance payments equal to one-twelfth of Executive’s base salary as of the date of such termination for a period equal to twelve (12) months (the “Severance Period”).

5.1.3.   payment of the cost for continuation of Executive’s health insurance coverage under COBRA (and for his or her family members if Executive provided for their coverage during his or her employment) during the Severance Period and in accord with the NSP plan applicable to NSP employees currently in effect.

5.2           Release.  Notwithstanding any provision of this Agreement, the payments and benefits described above are conditioned on Executive’s execution and delivery to the Company of a release substantially identical to that attached hereto as Exhibit A in a manner consistent with the requirements of the Older Workers Benefit Protection Act, if applicable, and any applicable state law (the “Release”).  The severance benefits described in Section 5.1.2 will be paid after the Release becomes irrevocable.

5.3           Termination for Cause.  If Executive’s employment with the Company is terminated by the Company for Cause then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid base salary through the date of such termination.  To terminate Executive’s employment for Cause, the CEO, in consultation with the Board of Directors, must determine in good faith that Cause has occurred.

5.3.1.       “Cause” means:

a)                                      continuing performance by Executive deemed unsatisfactory to NSP acting reasonably and in good faith or conduct by Executive deemed unacceptable by NSP acting reasonably and in good faith;

b)                                     conviction of, or the entry of a plea of guilty or no contest to, a felony or any crime that may materially adversely affect the business, standing or reputation of the Company;

c)                                      dishonesty, fraud, embezzlement or other misappropriation of funds;

d)                                     material breach of this Agreement;

e)                                      willful refusal to perform the lawful and reasonable directives of the CEO or the Board.

5.4           Resignation by Executive. Executive may resign his/her employment by giving the Company four weeks’ notice of said resignation; NSP may elect to pay Employee’s base salary in lieu of notice.  If Executive resigns, then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid base salary through the date of such termination.

5.5           Termination upon Death or Incapacity of Executive. Executive’s employment with the Company shall terminate upon the death or incapacity of Executive.  In the event of termination of Executive’s employment by reason of Executive’s death or incapacity, the provisions governing termination without cause, above, shall apply. “Incapacity” shall mean that Executive is, for a period of 90 days or more, unable to perform Executive’s duties effectively, for reasons such as emotional, mental or physical illness, deficiency, or disability.

5.6.          Foreign Entities. Without regard to the circumstances of Executive’s termination from employment, Executive hereby also covenants that upon termination, if she/he is listed as an officer, director, partner, secretary or shareholder on any corporation, subsidiary or branch on behalf of Nature’s Sunshine Products, Inc. or any related entity, he/she will sign over any and all rights to stock and/or resign as an officer or director prior to departure from the Company as required by the law applicable to the entity or by that entity’s procedural requirements.

6.             Restrictive Covenants.  In recognition of the compensation and other benefits provided to Executive pursuant to this Agreement, Executive agrees to be bound by the provisions of this Section (the “Restrictive Covenants”). These Restrictive Covenants will apply without regard to whether any termination or cessation of Executive’s employment is initiated by the Company or Executive, and without regard to the reason for that termination or cessation.

6.1           Covenant Not To Compete.  Executive covenants that, during his employment by the Company and for a period of twelve (12) months following immediately thereafter, (the “Restricted Period”), Executive will not do any of the following, directly or indirectly:

6.1.1.       engage, be employed by, participate in, plan for or organize any Competing Business of the Company or any subsidiary or joint venture of the Company; “Competing Business” means any business enterprise that distributes through a multilevel marketing program or that engages in any activity that competes anywhere in the world with any activity in which the Company is then engaged, including sales or distribution of  herbs, vitamins or nutritional supplements or any product, which the Company sells or distributes at the time of Executive’s termination;

6.1.2.       become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in a Competing Business. Notwithstanding the foregoing, Executive may hold up to 2% of the outstanding securities of any class of any publicly-traded securities of any company;

6.1.3.       influence or attempt to influence any employee, sales leader, manager, coordinator, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate his or her employment with the Company or modify any written or oral agreement, relationship, arrangement or course of dealing the Company; or

6.1.4.       solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by any member of the Company within the preceding twelve (12) months. For this purpose, advertisements for employment placed in newspapers of general circulation will not be considered solicitation.

6.1.5        Extension of Restrictive Covenants.  The Company may elect to extend the twelve (12) month post-termination non-compete and non-solicitation period by up to twelve (12) additional months by delivering written notice of such extension to Executive at least thirty (30) days prior to the end of that twelve (12) month period and by making monthly payments to Executive for the number of months equal to the length of the extension specified by the Company in its notice to the Executive.  The amount of each such additional monthly payment will be equal to one-twelfth of the base salary in effect at the time of Executive’s termination of employment.

6.2           Confidentiality.  Executive recognizes and acknowledges that the Proprietary Information (as defined below) is a valuable, special and unique asset of the business of the Company.  As a result, both during the Term and thereafter, Executive will not, without the prior written consent of the Company, for any reason divulge to any third-party or use for his/her own benefit, or for any purpose other than the exclusive benefit of the Company, any Proprietary Information.  Notwithstanding the foregoing, if Executive is compelled to disclose Proprietary Information by court order or other legal process, to the extent permitted by applicable law, he shall promptly so notify the Company so that it may seek a protective order or other assurance that confidential treatment of such Proprietary Information shall be afforded, and Executive shall reasonably cooperate with the Company in connection therewith.  If Executive is so obligated by court order or other legal process to disclose Proprietary Information, Executive will disclose only the minimum amount of such Proprietary Information as is necessary for Executive to comply with such court order or other legal process.

6.3           Property of the Company.

6.3.1.       Proprietary Information.  All right, title and interest in and to Proprietary Information will be and remain the sole and exclusive property of the Company.  Executive will not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in the performance of his duties to the Company.  If Executive removes such materials or property in the performance of his duties, he will return such materials or property promptly after the removal has served its purpose.  Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property, except to the extent necessary to perform his/her duties on behalf of the Company.  Upon termination of Executive’s employment with the Company, s/he will leave with the Company or promptly return to the Company all originals and copies of such materials or property then in his/her possession.

6.3.1.1.  “Proprietary Information” means any and all proprietary information developed or acquired by the Company that has not been specifically authorized to be disclosed.  Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications) as well as all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (b) computer codes and instructions, processing systems and techniques, inputs, and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distributor network information, the identities of actual and prospective distributors and distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective suppliers, (h) the terms of contracts and agreements with, the needs and requirements of and the Company’s course of dealing with, actual or prospective suppliers, (i) personnel information, (j) customer and vendor credit information, and (k) information received from third parties subject to obligations of nondisclosure or non-use.  Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information.

6.3.2.       Intellectual Property.  Executive agrees that all the Intellectual Property (as defined below) will be considered “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company.  To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Executive retains any interest in the Intellectual Property, Executive hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Executive may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property.  Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property, at no cost to Executive.  If the Company is unable after reasonable efforts to secure Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Executive’s incapacity or any other reason whatsoever, Executive hereby designates and appoints the Company or its designee as Executive’s agent and attorney-in-fact to act on his behalf solely for the purpose of executing and filing documents and doing all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property. Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.

6.3.2.1.  “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (I) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights or (h) all copies and tangible embodiments thereof (in whatever form or medium) which, in the case of any or all of the foregoing, have been or are developed or created in whole or in part by Executive at any time and at any place while Executive is employed by the Company and have been or are created for the purpose of performing Executive’s duties on behalf of the Company.

6.4           Acknowledgements.  Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company, that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position Executive holds within the Company, and that the Company would not enter into this Agreement or otherwise employ or continue to employ Executive unless Executive agrees to be bound by the Restrictive Covenants set forth in this Section 6.

6.5           Remedies and Enforcement Upon Breach.

6.5.1        Intention.  It is the intention of the parties that the foregoing restrictive covenant be enforced as written, and, in any other event, enforced to the greatest extent (but to no greater extent) in time, territory and degree of participation as permitted by applicable law. Accordingly, in the event that any court to which a dispute over these restrictions may be referred shall find any of these restrictions overly broad or unreasonable in any way, that court must enforce the restrictions to the greatest extent deemed reasonable.

6.5.2        Specific Enforcement.  Executive acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy.  In the event of any such breach or threatened breach by Executive of any of the Restrictive Covenants, the Company shall be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

6.5.3.       Enforceability.  If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.

6.5.4.       Disclosure of Restrictive Covenants.  Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that Executive may work for during the Restricted Period.

6.5.5.       Extension of Restricted Period.  If the Executive breaches Section 6.1 in any respect, the restrictions contained in that section will be extended for a period equal to the period that the Executive was in breach.

7.             Miscellaneous.

7.1           Other Agreements.  Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Executive is a party that would prevent or make unlawful his/her execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance of Executive’s duties under this Agreement.

7.2           Successors and Assigns.  This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company shall require any such successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, or, in the event the Company remains in existence, the Company shall continue to employ Executive under the terms hereof.   As used in this Agreement, the “Company” shall mean the Company and any successor to its business and/or assets, which assumes or is obligated to perform this Agreement by contract, operation of law or otherwise.  This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, estate, trustee, administrators, successors, heirs, distributees, devisees and legatees.  The duties of Executive hereunder are personal to Executive and may not be assigned by him.  If Executive dies and any amounts become payable under this Agreement, the Company will pay those amounts to his estate.

7.3           Governing Law and Enforcement; Disputes.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to the principles of conflicts of laws.  Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the State of Utah, and Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

7.4           Waivers.  The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party.  No waiver will be deemed to have occurred unless set forth in writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

7.5           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

7.6           Survival. Section 6 of this Agreement will survive termination of this Agreement and/or the cessation of Executive’s employment by the Company.

7.7           Notices.  Any notice or communication required or permitted under this Agreement shall be made in writing and shall be sufficient if personally delivered or sent by registered or certified mail and addressed, if to Employee, to Employee’s address set forth in NSP’s records, or if to NSP, to its principal office, to the attention of the CEO.  Such notice shall be deemed given when delivered if delivered personally, or, if sent by registered or certified mail, at the earlier of actual receipt or three days after mailing in United States mail, addressed as aforesaid with postage prepaid.

7.8           Entire Agreement: Amendments.  This Agreement, the attached exhibits, the Plan, and the Award Agreement contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof; and merge and supersede all prior and contemporaneous discussions, agreements and understandings of every nature relating to Executive’s employment or engagement with, or compensation by, the Company and any of its affiliates or subsidiaries or any of their predecessors, including, without limitation, the Existing Agreement.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

7.9           Withholding.  All payments to Executive will be subject to tax withholding in accordance with applicable law.

7.10         Section Headings.  The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

7.11         Counterparts; Facsimile.  This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

7.12         Third Party Beneficiaries.  Subject to Section 7.2, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns.  This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than Executive and the Company and Executive’s and the Company’s permitted successors and assigns, although this Agreement will inure to the benefit of the Company.

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Employee:	Employer:

STEPHEN M. BUNKER	NATURE’S SUNSHINE PRODUCTS, INC.

/s/ Stephen M. Bunker	By	/s/ Douglas Faggioli
Signature
	Name	Douglas Faggioli

	Title	CEO/President

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release”) is made as of the day of            day of                   ,                      by and between                                        (the “Executive”) and Nature Sunshine Products, Inc. (the “Company”).

WHEREAS, Executive’s employment as an executive of the Company has terminated; and

WHEREAS, pursuant to Section 5 of the Employment Agreement by and between the Company and Executive dated                                            (the “Agreement”), the Company has agreed to pay Executive certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.             Consideration. Executive acknowledges that: (i) the payments, rights and benefits set forth in Section 5 of the Agreement constitute full settlement of all his/her rights under the Agreement, and (ii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Executive under the Agreement. Executive further acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in the Agreement (other than those specified) would not otherwise be due to him/her.

2.             Release and Covenant Not to Sue.

2.1           Executive and the Company each hereby fully and forever releases and discharges the other, and all of their respective predecessors and successors, assigns, stockholders, subsidiaries, parents, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present and in their respective capacities as such (the Company and Executive and each such respective person or entity is each referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, including those arising out of Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2           Executive and the Company expressly represent that they have not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that neither has assigned any claim against a Released Person. Executive and the Company each further promise not to initiate a lawsuit or to bring any other claim against the other or any Released Person arising out of or in any way related to Executive’s employment by the Company or the termination of that employment.  This Release will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.  This Release shall not affect Executive’s rights under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver.

3.             Restrictive Covenants.  Executive acknowledges that the restrictive covenants contained in Section 6 of the Agreement will survive the termination of his employment. Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

4.             Non-Disparagement.  Neither Executive nor the Company will disparage the other or any of their respective Released Persons or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the other or their respective Released Persons.

5.             Cooperation.  Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in anyway involved during his employment with the Company. Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

6.             Rescission Right.  Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; (e) should he nevertheless elect to execute this Agreement sooner than 21 days after he has received it, he specifically and voluntarily waives the right to claim or allege that he has not been allowed by the Company or by any circumstances beyond his control to consider this Agreement for a full 21 days; and (f) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company at the address specified in Section 7.8 of the Agreement.

7.             Challenge.  If Executive violates or challenges the enforceability of any provisions of the Restrictive Covenants or this Release, no further payments, rights or benefits under Section 5 of the Agreement will be due to Executive (except where such provision would be prohibited by applicable law, rule or regulation).

8.             Miscellaneous.

8.1           No Admission of Liability.  This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Executive. There have been no such violations, and the Company specifically denies any such violations.

8.2           No Reinstatement. Executive agrees that he will not without the consent of the Company apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future,

8.3           Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and Executive and their respective successors, permitted assigns, executors, administrators and heirs. Executive shall not may make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

8.4           Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.5           Entire Agreement: Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

8.6           Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Utah, without regard to the application of the principles of conflicts of laws.

8.7           Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

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Employee:	Employer:

STEPHEN M. BUNKER	NATURE’S SUNSHINE PRODUCTS, INC.

By
Signature
Name

Title